Exhibit 99.1

N E W S    R E L E A S E

Contact:	John A. Maurer Vice President, Treasurer and Investor Relations Foot Locker, Inc. (212) 720-4092

FOOT LOCKER, INC. REPORTS 2016 THIRD QUARTER RESULTS

•	GAAP Earnings of $157 Million, $1.17 Per Share
•	Non-GAAP Earnings Per Share Increased 13 Percent to $1.13
•	Comparable-Store Sales Increased 4.7 Percent

NEW YORK, NY, November 18, 2016 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its third quarter ended October 29, 2016.

Third Quarter Results

Net income for the Company’s third quarter ended October 29, 2016 was $157 million, or $1.17 per share, compared with net income of $80 million, or $0.57 per share in the same period of 2015.

Third quarter comparable-store sales increased 4.7 percent. Total sales increased 5.1 percent, to $1,886 million this year, compared with sales of $1,794 million for the corresponding prior-year period. Excluding the effect of foreign currency fluctuations, total sales for the third quarter increased 5.5 percent. The Company’s gross margin rate improved to 33.9 percent of sales from 33.8 percent a year ago, and the selling, general, and administrative expense rate improved 20 basis points to 19.4 percent of sales.

Non-GAAP Adjustments

During the third quarter, the Company performed a scheduled reassessment of the value of intellectual property provided to its European business by Foot Locker in the U.S. Driven by the recent success of the Foot Locker business in Europe, the new, higher valuation resulted in increased deductions that reduced tax expense by $10 million, adding seven cents per share to third quarter earnings. In addition, the Company recorded a pre-tax impairment charge of $6 million related to certain store assets of Runners Point and Sidestep, reducing earnings per share by three cents. Excluding these events, as well as the $100 million pension litigation charge the Company recorded in the third quarter of 2015, the Company earned $1.13 per share this year on a non-GAAP basis, a 13 percent increase over the non-GAAP earnings of $1.00 per share in the comparable 13-week period in 2015. A reconciliation of GAAP to non-GAAP results is included in the tables below.

“Our outstanding track record of meaningful sales and profit growth over several years is a strong testament to Foot Locker, Inc.’s solid position at the center of sneaker culture,” said Richard Johnson, Chairman of the Board and Chief Executive Officer. “Our associates work hard every day to make our Company the sneaker lover’s preferred destination for the best footwear and apparel assortments across our array of outstanding athletic vendors. That work translated once again into an exceptional quarterly sales and profit performance.”

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Foot Locker, Inc. 330 West 34th Street, New York, NY 10001

Lauren Peters, Executive Vice President and Chief Financial Officer, added, “The Company continued to execute its strategic initiatives and produce excellent financial results in the quarter, with solid, consistent top-line growth, as well as incremental improvements in both gross margin and SG&A rates. Our inventory is fresh and well-positioned as we prepare for the important holiday selling season, and we remain well on track to achieve our annual guidance of a mid-single digit comparable-store sales gain and double-digit earnings per share growth.”

Year-To-Date Results

Net income for the Company’s first nine months of the year increased to $475 million, or $3.50 per share, compared to net income of $383 million, or $2.71 per share, for the corresponding period in 2015. Excluding the tax effect of the intellectual property reassessment and the impairment charge noted above, earnings per share for the first nine months totaled $3.46, a 10 percent increase over the same period last year excluding the pension litigation expense.

Year-to-date sales were $5,653 million, an increase of 4.6 percent compared to sales of $5,405 million in the corresponding nine-month period of 2015. Year-to-date comparable store sales have increased 4.0 percent. Excluding the effect of foreign currency fluctuations, total sales year-to-date have increased 4.9 percent.

Financial Position

At October 29, 2016, the Company’s merchandise inventories were $1,361 million, 1.9 percent higher than at the end of the third quarter last year. Using constant currencies, inventory increased 2.2 percent.

The Company’s cash totaled $865 million, while the debt on its balance sheet was $128 million. The Company spent $76.3 million to repurchase 1.15 million shares during the quarter and paid a quarterly dividend of $0.275. Year-to-date, the Company has invested $193 million in its store fleet, its websites, and infrastructure, tracking to approximately $290 million for the full year. The Company has also returned $463 million to shareholders between its stock repurchase program and dividends, spending $352 million to repurchase 5.9 million shares, and paying $111 million in dividends.

Store Base Update

During the third quarter, the Company opened 21 new stores, remodeled or relocated 40 stores, and closed 28 stores. As of October 29, 2016, the Company operated 3,394 stores in 23 countries in North America, Europe, Australia, and New Zealand. In addition, 56 franchised Foot Locker stores were operating in the Middle East and South Korea, as well as 15 franchised Runners Point stores in Germany.

The Company is hosting a live conference call at 9:00 a.m. (EST) today, November 18, 2016, to review these results, provide comments on the status of its current initiatives, and discuss trends in its business and the athletic industry. This conference call may be accessed live by dialing 1-800-941-7616 (U.S. and Canada) or +44 208-196-2142 (International), or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to download any necessary software. A replay of the call will be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com through December 2, 2016.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), cybersecurity breaches, pandemics and similar major health concerns, unseasonable weather, deterioration of global financial markets, economic conditions worldwide, deterioration of business and economic conditions, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business and strategic plans effectively with regard to each of its business units, and risks associated with global product sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2015 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended October 29, 2016 and October 31, 2015

(In millions, except per share amounts)

	Third Quarter 2016	Third Quarter 2015	YTD 2016	YTD 2015
Sales	$1,886	$1,794	$5,653	$5,405

Cost of sales	1,246	1,187	3,730	3,575
SG&A	366	352	1,077	1,028
Depreciation and amortization	40	38	118	109
Impairment and litigation charges (1) (2)	6	100	6	100
Interest expense, net	1	1	2	3
Other Income	-	(1)	(3)	(2)
	1,659	1,677	4,930	4,813

Income before taxes	$227	$117	$723	$592
Income tax expense	70	37	248	209
Net income	$157	$80	$475	$383

Diluted EPS	$1.17	$0.57	$3.50	$2.71

Weighted-average diluted shares outstanding	134.0	140.9	135.7	141.4

Reconciliation of GAAP to Non-GAAP results (4)	Third Quarter 2016		Third Quarter 2015		YTD 2016		YTD 2015
	After		After		After		After
	Tax	EPS	Tax	EPS	Tax	EPS	Tax	EPS

GAAP net income	$ 157	$ 1.17	$ 80	$ 0.57	$ 475	$ 3.50	$ 383	$ 2.71

After-tax adjustments:
Impairment charge (1)	5	0.03	-	-	5	0.03	-	-
Litigation charge (2)	-	-	61	0.43	-	-	61	0.43

Tax benefit related to intellectual
property reassessment (3)	(10)	(0.07)	-	-	(10)	(0.07)	-	-
Non-GAAP results	$ 152	$ 1.13	$ 141	$ 1.00	$ 470	$ 3.46	$ 444	$ 3.14

Footnotes to explain adjustments

(1)	In the third quarter of 2016, the Company recorded a $6 million impairment charge ($5 million after tax) associated with underperforming store assets of Runners Point and Sidestep.
(2)	In the third quarter of 2015, the Company recorded a $100 million pension litigation charge ($61 million after tax.) The matter remains under appeal, and there is no assurance that the ultimate resolution will not differ from the amount currently accrued by the Company.
(3)	During the third quarter of 2016, the Company’s scheduled triennial reassessment of the value of the intellectual property provided to our European business by Foot Locker in the U.S. resulted in a $10 million tax reduction.
(4)	The Company presents non-GAAP financial information because it believes the information assists investors in comparing our performance across reporting periods on a consistent basis by excluding items that are not indicative of its core business. The non-GAAP financial information is provided in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP.

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FOOT LOCKER, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	October 29, 2016	October 31, 2015
Assets

CURRENT ASSETS
Cash and cash equivalents	$865	$878
Merchandise inventories	1,361	1,336
Other current assets	291	277
	2,517	2,491

Property and equipment, net	732	664
Deferred tax assets	171	256
Other assets	274	284
	$3,694	$3,695

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$215	$258
Accrued and other liabilities	327	401
Current portion of capital lease obligations	1	1
	543	660

Long-term debt and obligations under capital leases	127	130
Other liabilities	391	358
SHAREHOLDERS’ EQUITY	2,633	2,547
	$3,694	$3,695

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FOOT LOCKER, INC.

Store and Square Footage

(unaudited)

Store activity is as follows:

	January 30, 2016	Opened	Closed	October 29, 2016	Relocations/ Remodels
Foot Locker US	971	8	17	962	58
Foot Locker Europe	606	14	6	614	25
Foot Locker Canada	125	1	6	120	6
Foot Locker Asia Pacific	94	3	2	95	7
Lady Foot Locker	156	-	16	140	1
SIX:02	30	1	-	31	-
Kids Foot Locker	374	38	6	406	20
Footaction	268	3	7	264	14
Champs Sports	550	6	3	553	27
Runners Point	121	2	-	123	1
Sidestep	88	-	2	86	-
Total	3,383	76	65	3,394	159

Selling and gross square footage are as follows:

	January 30, 2016		October 29, 2016
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,451	4,234	2,476	4,286
Foot Locker Europe	863	1,884	887	1,932
Foot Locker Canada	279	435	263	430
Foot Locker Asia Pacific	128	210	134	220
Lady Foot Locker	208	352	189	317
SIX:02	62	101	63	106
Kids Foot Locker	602	1,029	676	1,155
Footaction	800	1,303	785	1,290
Champs Sports	1,947	2,972	1,957	3,013
Runners Point	158	259	164	268
Sidestep	82	139	79	136
Total	7,580	12,918	7,673	13,153

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